Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
Richmond, VA

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-100577) of Old Dominion Electric Cooperative and in the related Prospectus of our report dated March 9, 2016, with respect to the consolidated financial statements of Old Dominion Electric Cooperative in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

March 9, 2016